EXHIBIT 10.24

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT
Trinity Bay, Redfish Reef, Fishers Reef, North Point Bolivar Fields
in Galveston and chambers Counties, Texas

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Second Amendment”) is dated effective as of February 8, 2007, and is made by and between Masters Resources, LLC, and Masters Oil & Gas, LLC, both Texas limited liability companies having their respective principal places of business at 9801 Westheimer, Suite 1070, Houston, Texas 77042 (collectively, “Masters”), and Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company, having its principal place of business at 5036 Dr. Phillips Blvd., Suite 232, Orlando, Florida 32819 (“Buyer”) (Masters and Buyer are sometimes called collectively the “parties” and individually “party”).

RECITALS

On November 13, 2006, the parties executed and delivered Purchase and Sale Agreement, dated effective as of October 1, 2006, covering the Assets. On December 29, 2006, the parties executed and delivered that certain First Amendment to Purchase and Sale Agreement also covering the Assets (the Purchase and Sale Agreement and the First Amendment to Purchase and Sale Agreement are herein collectively referred to as the “Original Agreement”). On February 8, 2007, the parties executed and delivered, contemporaneously with this Second Amendment, that certain Assignment and Assumption Agreement (the “Assignment”) by and between Buyer and Tekoil and Gas Corporation. The parties now desire to amend the Original Agreement in certain respects. Accordingly, the parties agree as set out in this Second Amendment. (Unless otherwise noted, defined terms used in this Second Amendment shall have the meanings set out in the Original Agreement.)

I.	AMENDMENTS

A. Section 8.1 of the Original Agreement is deleted and the following is inserted in lieu thereof:

“8.1	Date, Time and Place of Closing

Unless the parties agree otherwise in writing and subject to the provisions in this Agreement, the completion of the transaction contemplated by this Agreement (the “Closing”) will be held on or before March 2, 2007, at 10:00 a.m. Central Standard Time (or such earlier date or time as the parties may agree). The Closing will be held at the offices of Masters as set forth in the opening paragraph of this Agreement (or such other place as the parties may agree). In the event that the Closing does not occur before the close of business at 5:00 p.m. on March 2, 2007, Masters shall have the right to terminate this Agreement and to retain the Deposit.”

B. With respect to Section 4.1 (A) of the Original Agreement, the Examination Period applies to any due diligence being performed or to be performed on behalf of, or at the request of Buyer’s financing sources, and “January 24, 2007” is deleted and “February 23, 2007” is inserted in lieu thereof. Except for the change of dates set forth herein, the amendment set forth in Article I.B. of the First Amendment to the Original Agreement is unchanged.

C. In Section 9.3 of the Original Agreement, “February 28, 2007” is deleted and “March 2, 2007” is inserted in lieu thereof. Additionally, Schedule 9.3 (attached hereto as Schedule 9.3) is hereby added and incorporated into the Original Agreement.

D. Section 4.1 (D) of the Original Agreement is deleted and the following is inserted in lieu thereof:

“Masters will protect and hold Buyer harmless from and against any final and non-appealable judgment rendered in any litigation brought by Erskine Energy Partners II, L.P. (“Erskine”) based upon the claim asserted (or the facts giving rise thereto) on behalf of Erskine in that certain letter dated February 7, 2007, from Elizabeth Miller at Scott, Douglass & McConnico, LLP, addressed to Masters (the “Erskine Claim”), including the costs and expenses of defending the same, and at the closing a sum, to be stated in the separate agreement referenced hereinbelow, shall be deposited by Masters into an Escrow Account, to guarantee the performance by Masters of this obligation so that upon the dismissal with prejudice and without recourse against Masters, Buyer, its permitted assigns and any of the Assets of any such litigation, or upon Masters’ payment of any judgment taken against it, or Masters’ payment in settlement of all claims against it, Buyer, its permitted assigns and any of the Assets arising out of the Erskine Claim, then the portion of the Purchase Price withheld by Buyer shall be paid to Masters; and if Masters fails to meet the obligation imposed by this section of this Agreement so that claims are asserted against Buyer, its permitted assigns and any of the Assets, then the portion of the Purchase Price so withheld by Buyer shall be paid to Buyer; provided, however, the payment to Buyer of such withheld portion of the Purchase Price shall not release or affect in any manner, the obligations of Masters set out above in this Section 4.1 (D) or the rights of Buyer to exercise such remedies against Masters as may be authorized by applicable law in the event Masters, or either of them, fail to perform their obligations set out in Section 4.1(D). The substance of this amendment is being documented in a separate agreement between Masters and Buyer, and to the extent that there may be any conflict between such agreement and this Agreement, that separate agreement pertaining to the Erskine Claim shall govern and control over Section 4.1(D) of the Original Agreement as amended herein.”

II.	MISCELLANEOUS

A. To the extent any provision of the Original Contract as amended by the First Amendment conflicts with any provision of this Second Amendment, the provisions of this Second Amendment shall control and be used to determine the obligations of the Parties.

B. The parties ratify confirm and adopt the Original Agreement as amended and supplemented by the First Amendment and this Second Amendment.

C. This Second Amendment may be signed in any number of counterparts. Each and every counterpart will be deemed to be one document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of February 8, 2007.

TEKOIL AND GAS GULF COAST, LLC

By:	Tekoil & Gas Corporation,
Its Sole Member

By:	/s/ Mark S. Western
Name: Mark Western
Title: President

MASTERS RESOURCES, LLC:		MASTERS OIL & GAS, LLC:

By:	/s/ Richard H. Lee	By:	/s/ Richard H. Lee
	Name: Richard H. Lee		Name: Richard H. Lee
	Title: Manager		Title: Manager

Schedule 9.3

Fees and Rates

Attached to and made a part of Purchase and Sale Agreement dated effective October 1, 2006 by and between Masters Resources LLC and Masters Oil & Gas, LLC, as Seller, and Tekoil & Gas Corporation, as Buyer.

1. Administrative/Secretarial Assistance: Thirty Five Dollars ($35.00) per hour.

2. Regulatory Assistance: Seventy Five Dollars ($75.00) per hour.

3. Land Administration and Accounting: One Hundred Twenty Five Dollars ($125.00) per hour.

4. Production Supervisor Assistance: One Hundred Twenty Five Dollars ($125.00) per hour.

5. Engineering and Management-Two Hundred Dollars ($200.00) per hour.